Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]
June 2, 2006
AT&T Inc.,
  175 East Houston,
    San Antonio, Texas 78205.
Ladies and Gentlemen:
          We have acted as counsel to AT&T Inc., a Delaware corporation (“AT&T”), in connection with the planned acquisition of all of the outstanding shares of BellSouth Corporation, a Georgia corporation (“BellSouth”), by AT&T in exchange for AT&T common shares by means of a merger (the “Merger”) of ABC Consolidation Corp., a Georgia corporation and a wholly-owned subsidiary of AT&T (“Merger Sub”), with and into BellSouth, with BellSouth surviving, pursuant to the Agreement and Plan of Merger, dated as of March 4, 2006, among BellSouth, AT&T and Merger Sub (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.
          We have assumed with your consent that (i) the Merger will be effected in accordance with the Agreement and (ii) the representations contained in the officer’s certificates delivered to us by BellSouth and AT&T, dated June 2, 2006, were true and correct when made and will be

AT&T Inc.	-2-
true and correct at the Effective Time without regard to any qualification based on knowledge, belief or intention.
          On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
          We hereby consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the references to this opinion in the S-4 Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP